Filed Pursuant to Rule 433
Registration No. 333-188261
Registration No. 333-188261-02
Issuer Free Writing Prospectus dated April 23, 2014
Relating to Preliminary Prospectus Supplement dated April 22, 2014

CNOOC LIMITED

Pricing Term Sheet

1.625% Notes due 2017 (the “2017 Notes”)

Issuer:	CNOOC Nexen Finance (2014) ULC
Guarantor:	CNOOC Limited
Principal Amount:	US$1,250,000,000
Maturity Date:	April 30, 2017
Coupon:	1.625%
Public Offering Price:	99.616% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	1.757%
Spread to Benchmark Treasury:	0.850%
Benchmark Treasury:	0.875% due 04/2017
Benchmark Treasury Price and Yield:	99-29 and 0.907%
Interest Payment Dates:	April 30 and October 30, commencing October 30, 2014
Interest Record Dates:	April 15 and October 15 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 10 basis points
Trade Date:	April 23, 2014
Settlement Date:	April 30, 2014
Expected Listing Date:	On or about May 2, 2014
CUSIP/ISIN:	12591D AA9 / US12591DAA90
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Lead Managers and Joint Bookrunners:

BOCI Asia Limited

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank AG, Singapore Branch

Goldman Sachs (Asia) L.L.C.

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

UBS AG, Hong Kong Branch

4.250% Notes due 2024 (the “2024 Notes”)

Issuer:	CNOOC Nexen Finance (2014) ULC
Guarantor:	CNOOC Limited
Principal Amount:	US$2,250,000,000
Maturity Date:	April 30, 2024
Coupon:	4.250%
Public Offering Price:	99.565% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.304%
Spread to Benchmark Treasury:	1.600%
Benchmark Treasury:	2.750% due 02/2024
Benchmark Treasury Price and Yield:	100-12+ and 2.704%
Interest Payment Dates:	April 30 and October 30, commencing October 30, 2014
Interest Record Dates:	April 15 and October 15 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 20 basis points
Trade Date:	April 23, 2014
Settlement Date:	April 30, 2014
Expected Listing Date:	On or about May 2, 2014
CUSIP/ISIN:	12591D AC5 / US12591DAC56
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Lead Managers and Joint Bookrunners:

BOCI Asia Limited

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank AG, Singapore Branch

Goldman Sachs (Asia) L.L.C.

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

UBS AG, Hong Kong Branch

4.875% Notes due 2044 (the “2044 Notes”)

Issuer:	CNOOC Nexen Finance (2014) ULC
Guarantor:	CNOOC Limited
Principal Amount:	US$500,000,000
Maturity Date:	April 30, 2044
Coupon:	4.875%
Public Offering Price:	98.358% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.981%
Spread to Benchmark Treasury:	1.500%
Benchmark Treasury:	3.750% due 11/2043
Benchmark Treasury Price and Yield:	104-30 and 3.481%
Interest Payment Dates:	April 30 and October 30, commencing October 30, 2014
Interest Record Dates:	April 15 and October 15 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 30 basis points
Trade Date:	April 23, 2014
Settlement Date:	April 30, 2014
Expected Listing Date:	On or about May 2, 2014
CUSIP/ISIN:	12591D AD3 / US12591DAD30
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Lead Managers and Joint Bookrunners:

BOCI Asia Limited

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank AG, Singapore Branch

Goldman Sachs (Asia) L.L.C.

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

UBS AG, Hong Kong Branch

The aggregate proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by the Issuer and the Guarantor, are estimated to be approximately US$3,963.2 million.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, telephone: 1-212-325-2000; Prospectus Group, Deutsche Bank AG, Singapore Branch c/o Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, telephone: 1-800-503-4611; Prospectus Department, Goldman Sachs & Co, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 / 1-212-902-9316; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, telephone: 1-212-834-4533; Prospectus Department, Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, telephone: 1-866-718-1649; or Fixed Income Syndicate, UBS Securities LLC, 677 Washington Boulevard, Stamford, CT 06901, telephone: 1-203-719-1088.

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